Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION

AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES

FOURTH QUARTER AND FISCAL 2013 RESULTS

•                       FY 2013 Revenue Increased 11% to $703 Million

•                       FY 2013 Operating Income Increased 58% to $54 Million

•                       FY 2013 Adjusted EBITDA Increased 13% to $116 Million

SOUTH JORDAN, UTAH, NOVEMBER 5, 2013 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its fourth quarter and fiscal year ended September 30, 2013.

Fourth Quarter Highlights

•                  Light building products revenue increased 21% and Adjusted EBITDA increased 19%

•                  Heavy construction materials revenue increased 3% and Adjusted EBITDA increased 14%

•                  Consolidated operating income and income from continuing operations for the quarter improved 65% and 334%, respectively

•                  Repaid $7.9 million of convertible debt, reducing our February 2014 debt maturity to $7.7 million; maintained over $75 million of cash on hand

CEO Commentary

“We ended fiscal year 2013 with a strong fourth quarter, growing revenue by 13%, operating income by 65%, and Adjusted EBITDA by 15% over the fourth quarter of 2012. As expected, our heavy construction materials segment showed better sequential performance as the weather improved in the northern half of the United States. Our architectural stone revenue continued to show improving trends due to our “good, better, and best” strategy and to exposure to new residential construction. Our block group benefited from introducing new products, geographic expansion to Louisiana, and a very positive economic environment in Texas,” said Kirk A. Benson, Chairman and Chief Executive Officer.  “Net income turned positive for the first time since early in the housing down cycle, due to improved revenue, operating efficiencies, and lower interest expense.  We continued to manage our capital structure by prepaying a portion of our debt due next February.  Having successfully reduced our debt ratios, we are now in the position to begin using cash flow and a balanced debt strategy to accelerate growth.

“Fiscal year 2014 is starting on a strong note.  We are introducing several new light building products in 2014 and expect improved performance from our heavy construction materials segment. Accordingly, we are initiating Adjusted EBITDA guidance for fiscal year 2014 in the range of $125 million to $140 million.”

Fourth Quarter Summary

Headwaters’ fourth quarter 2013 revenue increased by 13% to $215.0 million from $190.1 million for the fourth quarter of 2012. Revenue from our acquired trim board product line was approximately $10.4 million during the quarter. Gross profit also increased by 13%, to $64.3 million, compared to $56.7 million in the fourth quarter of 2012. Operating income improved 65%, from $15.9 million in 2012 to $26.3 million in 2013. Adjusted EBITDA increased by $5.2 million, or 15% over 2012. Adjusted EBITDA margins for the quarter were 19.0%, an increase of 30 basis points over 2012.  The improvement in Adjusted EBITDA margins was tempered due to a change in product mix driven by strong revenue growth in our block product line and the acquisition of our trim board product.  We anticipate that margins in both block and trim board will improve in 2014.

Income from continuing operations was $13.2 million, or $0.18 per diluted share, for the fourth quarter of 2013, compared to income of $3.0 million, or $0.05 per diluted share, for the fourth quarter of 2012. Net income including discontinued operations was $10.3 million, or $0.14 per diluted share, for the fourth quarter of 2013, compared to a net loss of $(4.9) million, or $(0.08) per diluted share, for the fourth quarter of 2012.

Fourth Quarter Business Segment Highlights

Business Segment	2013 Revenue	2013 Adjusted EBITDA	2013 Adjusted EBITDA Margin	2012 Adjusted EBITDA Margin
Light Building Products	$114.8 million	$23.4 million	20.4%	20.8%
Heavy Construction Materials	$95.7 million	$22.8 million	23.8%	21.7%

Business Segment	2013 Operating Income	2012 Operating Income	2013 Operating Income Margin	2012 Operating Income Margin
Light Building Products	$14.2 million	$10.7 million	12.4%	11.3%
Heavy Construction Materials	$19.4 million	$16.9 million	20.3%	18.3%

Year Ended September 30, 2013

Our total revenue for the year ended September 30, 2013 was $702.6 million, up 11% from $632.8 million for 2012. Gross profit increased 10%, from $175.1 million in 2012 to $192.5 million in 2013. Operating income increased 58% from $34.4 million in 2012 to $54.4 million in 2013, and the 2012 loss from continuing operations of $(26.4) million, or a diluted loss per share of $(0.43), turned positive in 2013 and resulted in income of $8.3 million, or $0.12 per diluted share. The 2012 net loss including discontinued operations of $(62.2) million, or a diluted loss per share of $(1.02), also turned positive in 2013 with net income of $7.1 million, or $0.10 per diluted share.

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment brands and brings to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

Fourth quarter 2013 revenues in the light building products segment increased $20.0 million, or 21%, to $114.8 million. The strongest growth in the quarter was in our block product category, primarily because of new product introductions and the strength of the Texas economy driving commercial and institutional development. Our architectural stone product category also had strong growth, benefiting from the ongoing rebound in new residential housing. We continued to see soft repair and remodel end markets, which impacted both our legacy siding products and our new trim board product line. Revenue from our legacy products with repair and remodel end market exposure declined during the quarter, but total repair and remodel income increased year over year due to the acquisition of our trim board product line.  We are introducing several new products in our siding category, and with expanded trim board distribution, we anticipate that 2014 revenue will positively rebound.  Exposure to repair and remodel provides an opportunity for growth, and will be particularly beneficial to Headwaters as we sell some of our higher margin products into the repair and remodel end market.

Fourth quarter 2013 gross profit increased by 16% from $29.7 million to $34.4 million, and operating income increased by 33% to $14.2 million from $10.7 million in 2012.  Gross margin decreased 130 basis points to 30% in the quarter,  due largely to product mix. Adjusted EBITDA for the fourth quarter of 2013 was $23.4 million compared to $19.7 million in 2012, an increase of 19%.  Gross margin and Adjusted EBITDA margin decreased slightly as the strong margin improvement associated with our stone product growth was offset by a shift in our revenue mix driven by strong organic growth in our block product group and the addition of trim board. We anticipate margin improvement over the next year in our block product group as we eliminate some of the manufacturing inefficiencies that resulted from the introduction of new products and rapid growth.  Margins in stone and trim board should improve through growth and our focus on continuous improvement.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Fourth quarter 2013 revenues in the heavy construction materials segment increased by 3% to $95.7 million, compared to $92.6 million for 2012. Although service revenue was lower year over year, total revenue increased due to higher fly ash shipments and price increases. Site service revenue as a percent of total segment revenue is normally lower in the June and September quarters, primarily due to seasonality, and represented approximately 25% of total revenue for the September 2013 quarter, compared to 28% for the fourth quarter of fiscal 2012 and 33% for the first half of fiscal 2013.

Gross profit increased by 6% to $27.3 million in the fourth quarter of 2013, compared to $25.8 million in 2012, and gross margin increased by 80 basis points to 29%. While revenue increased $3.1 million, operating income increased $2.5 million or 81% of revenue, from $16.9 million in 2012 to $19.4 million in 2013.  Similarly, Adjusted EBITDA increased $2.7 million from $20.1 million in 2012 to $22.8 million in 2013, or 13%. The increases in gross profit, operating income, and Adjusted EBITDA in 2013 were due to increases in fly ash revenue, and the impact of continuous improvement initiatives. Service margins declined slightly due to start up inefficiencies associated with new service contracts, but are expected to improve in 2014.

EPA Update

We believe that it is likely that the EPA will attempt to issue new regulations surrounding the disposal of fly ash no earlier than December 2014.  Alignment of new water standards with proposed CCP disposal rules “could provide strong support for a conclusion that regulation of [coal combustion products] under RCRA Subtitle D would be adequate.”  Based on the EPA’s statements, we believe that the new regulations will be structured with coal combustion products being regulated under RCRA Subtitle D. The D.C. Federal District Court recently ordered the EPA to submit within 60 days its timeline for the review and if necessary, modification of fly ash disposal regulations. We will have greater certainty as to the timing of any new regulations after the Court makes its final determination.

The Senate has not yet taken up the fly ash disposal bill passed by the House, H.R. 2218, the “Coal Residuals Reuse and Management Act of 2013.” We believe that the House bill adequately protects human health and the environment and meets all reasonable standards necessary for the safe disposal of coal combustion products.

Energy Technology Segment

For the fourth quarter of 2013, revenue from continuing operations in our energy segment was $4.4 million compared to $2.7 million in 2012. Adjusted EBITDA for the September 2013 quarter was $0.1 million compared to $(1.8) million in 2012.  For the year, revenue grew to $15.3 million and Adjusted EBITDA was $0.3 million compared to 2012 revenue of $11.5 million and Adjusted EBITDA of $(3.6) million.

HCAT is a proprietary technology that uses a liquid catalyst precursor to facilitate hydrogen transfer within the most difficult to upgrade, bottom-of-the-barrel feedstocks, enabling refiners to increase conversion or throughput, and/or utilize less expensive opportunity crudes. HCAT is recognized in the industry as a proven technology based on continued operations for over three years at our initial customer location.  This customer treats approximately 42,000 barrels per day with HCAT.

During 2013, we executed two agreements with refineries that have the potential of using HCAT in an additional 55,000 barrels per day of heavy oil. Ultimate use is dependent upon installation of mixing equipment, test trials, and proven benefits. The initial trial at one of the refineries has commenced and should be completed in the December 2013 quarter.

Discontinued Operations

We recorded a loss from discontinued operations in 2013 of $(1.1) million, which included an income tax benefit of $2.7 million and $(0.1) million of loss associated with sales of the coal cleaning facilities. In 2012, we recorded a loss from discontinued operations of $(35.8) million, which included impairment losses of $(13.0) million. We currently expect that additional adjustments to the estimated loss from sale of the facilities may be recognized in 2014 as certain contingencies are resolved. We satisfied the contingent liability of $7 million associated with identifying 1 million tons of feedstock for the Utah facility, eliminating Headwaters exposure related to feedstock identification.

For all sales transactions, a majority of the consideration is in the form of potential production royalties and deferred purchase price, which amounts are dependent upon future plant production levels over approximately eight years. Such potential proceeds were not considered in the loss calculations and will be accounted for in future periods when any such amounts are received.

Income Taxes

For fiscal year 2013, Headwaters recorded Federal and State income taxes that included certain discrete adjustments, resulting in an effective rate of approximately 32%. Current Federal taxes were minimal, while State taxes were approximately $2 million. Headwaters is not currently recognizing income tax benefits attributable to its pre-tax net operating loss (“NOL”) and tax credit carry forwards, except to the extent of 2013 earnings, because realization is dependent upon future income from operations.  As future income from operations becomes more certain, it is anticipated that the benefits associated with our NOLs and tax credits will be recorded.  Headwaters currently has a pre-tax NOL in the amount of $189.0 million and unused tax credits of $25.6 million, both of which can be carried forward for up to 20 years.

Outlook

“Our fiscal year income from continuing operations improved from a loss of $26 million in 2012 to a profit of $8 million in 2013.  Our profit reflects increased sales and improvements made to the business, as well as reduced interest expense,” said Don P. Newman, Headwaters’ Chief Financial Officer. “Driving our return to profitability in 2013 was revenue growth of $69.8 million, improved operating margins of 230 basis points, and a $10.1 million reduction in interest expense compared to 2012. Reflecting continued improvement in new residential and repair and remodel end markets, along with stable input costs and improved operating efficiencies, we expect ongoing improvements in our financial performance.

“Earnings per share will become a more important valuation metric for Headwaters as we continue to grow and increase profits. This quarter we have added Adjusted Earnings Per Share as a financial metric of our business.  The adjustments to GAAP earnings per share are designed to inform our shareholders of the impact on GAAP earnings per share resulting from the amortization of acquired intangibles and other non-routine items. After adjustments, Headwaters’ earnings per share increased 32% for the full fiscal year, from $0.41 per share in 2012 to $0.54 per share in 2013.”

Non-GAAP Financial Measures

Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows. Headwaters currently defines Adjusted EPS as diluted

EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, again as detailed below.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility in 2012, Adjusted EBITDA and Adjusted EPS do not include results for Blue Flint for any period.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA

	Quarter Ended		Year Ended
(in millions)	9/30/2012	9/30/2013	9/30/2012	9/30/2013
Income (loss) from continuing operations (GAAP)	$3.0	$13.2	$(26.5)	$8.3
Blue Flint	0.0	0.0	6.3	0.0
Net interest expense	10.7	9.8	52.7	42.5
Income taxes	(1.1)	3.4	0.7	4.0
Depreciation, amortization, and equity-based compensation	13.1	13.3	53.2	54.0
Restructuring costs	0.0	0.0	2.2	0.0
Thames bankruptcy	0.0	0.0	1.0	0.0
Gain on early debt repayments	(0.1)	0.0	(2.4)	0.0
Write-off of R&D joint venture	3.2	0.0	3.2	0.0
Kleer acquisition-related costs and adjustments	0.0	0.0	0.0	1.8
Cash-based compensation tied to stock price	6.8	1.1	12.3	5.6
Adjusted EBITDA	$35.6	$40.8	$102.7	$116.2

Segment Adjusted EBITDA

Light building products	$19.7	$23.4	$63.3	$72.9
Heavy construction materials	20.1	22.8	54.8	56.6
Energy technology	(1.8)	0.1	(3.6)	0.3
Corporate	(9.2)	(6.6)	(24.1)	(19.2)
Cash-based compensation tied to stock price	6.8	1.1	12.3	5.6
Adjusted EBITDA	$35.6	$40.8	$102.7	$116.2

TTM Adjusted EBITDA

	Twelve Months Ended
(in millions)	9/30/2011	9/30/2012	9/30/2013
Income (loss) from continuing operations (GAAP)	$(133.9)	$(26.5)	$8.3
Blue Flint	(4.7)	6.3	0.0
Net interest expense	126.2	52.7	42.5
Income taxes	(0.2)	0.7	4.0
Depreciation, amortization, and equity-based compensation	57.3	53.2	54.0
Litigation accrual	15.0	0.0	0.0
Restructuring costs	18.0	2.2	0.0
Thames bankruptcy	0.0	1.0	0.0
Gain on early debt repayments	0.0	(2.4)	0.0
Write-off of R&D joint venture	0.0	3.2	0.0
Kleer acquisition-related costs and adjustments	0.0	0.0	1.8
Cash-based compensation tied to stock price	(1.1)	12.3	5.6
TTM Adjusted EBITDA	$76.6	$102.7	$116.2

Segment TTM Adjusted EBITDA

Light building products	$39.6	$63.3	$72.9
Heavy construction materials	46.2	54.8	56.6
Energy technology	2.5	(3.6)	0.3
Corporate	(10.6)	(24.1)	(19.2)
Cash-based compensation tied to stock price	(1.1)	12.3	5.6
TTM Adjusted EBITDA	$76.6	$102.7	$116.2

Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS

	Quarter Ended		Year Ended
(in millions, except per-share amounts)	9/30/2012	9/30/2013	9/30/2012	9/30/2013
Numerator:
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP — income (loss) from continuing operations	$3.0	$13.2	$(26.5)	$8.3
Adjustments to numerator:
Amortization expense related to intangible assets	4.9	4.7	20.7	20.2
Blue Flint	0.0	0.0	6.3	0.0
Restructuring costs	0.0	0.0	2.2	0.0
Thames bankruptcy	0.0	0.0	1.0	0.0
Gain on early debt repayments	(0.1)	0.0	(2.4)	0.0
Write-off of R&D joint venture	3.2	0.0	3.2	0.0
Kleer acquisition-related costs and adjustments	0.0	0.0	0.0	1.8
Premiums and accelerated interest expense related to early debt repayments	0.3	0.3	8.7	2.4
Cash-based compensation tied to stock price	6.8	1.1	12.3	5.6
Income tax effect of above adjustments	(2.8)	2.0	(0.3)	0.4
Total adjustments to income (loss) from continuing operations, net of income tax effect	12.3	8.1	51.7	30.4
Numerator for adjusted diluted earnings per share from continuing operations	$15.3	$21.3	$25.2	$38.7

Denominator:
Reported denominator for diluted earnings per share in accordance with GAAP	62.0	74.0	60.9	71.3
Effect on calculation of dilutive securities of above adjustments	0.0	0.0	0.4	0.0
Denominator for adjusted diluted earnings per share, after effect of adjustments on calculation of dilutive securities	62.0	74.0	61.3	71.3

Reported diluted income (loss) per share from continuing operations	$0.05	$0.18	$(0.43)	$0.12
Effect of adjustments on diluted income (loss) per share calculation	0.20	0.11	0.84	0.42
Adjusted diluted income (loss) per share from continuing operations (Adjusted EPS)	$0.25	$0.29	$0.41	$0.54

Liquidity and Long-term Debt

The components of our long-term debt (net of discounts) as of September 30, 2013, are shown in the following table:

(dollars in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured notes	$400.0	7.625%	April 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.75%	October 2014
Convertible senior subordinated notes, net of discounts	7.6 49.4	2.50% 8.75%	February 2014 February 2016
Total	$457.0

During the September 2013 quarter, we repaid $7.9 million of the 2.50% convertible notes, leaving only $7.7 million maturing in February 2014. We had $75.3 million of cash on hand at

September 30, 2013 and total liquidity of $122.6 million, which includes the impact of providing $22.7 million for letters of credit for various purposes.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through November 12, 2013 by dialing 1-800-406-7325 or 303-590-3030 and entering the pass code 4646500.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, results from the sale of coal cleaning assets, the development, commercialization, and financing of new products and technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, anticipated benefits from the sale of coal cleaning assets, and the marketability of the coal combustion products, building products and catalysts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  In some cases, words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help to identify such forward-looking statements.  In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.  In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2012, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com.  There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2012	2013	2012	2013
Revenue:
Light building products	$94,823	$114,823	$339,632	$394,324
Heavy construction materials	92,567	95,714	281,672	293,000
Energy technology	2,717	4,448	11,483	15,252
Total revenue	190,107	214,985	632,787	702,576

Cost of revenue:
Light building products	65,168	80,405	241,669	283,128
Heavy construction materials	66,817	68,374	210,158	219,996
Energy technology	1,420	1,885	5,893	6,970
Total cost of revenue	133,405	150,664	457,720	510,094

Gross profit	56,702	64,321	175,067	192,482

Operating expenses:
Amortization	4,936	4,687	20,675	20,230
Research and development	2,256	2,121	8,006	7,330
Selling, general and administrative	33,652	31,203	109,838	110,511
Restructuring costs	0	0	2,145	0
Total operating expenses	40,844	38,011	140,664	138,071

Operating income	15,858	26,310	34,403	54,411

Net interest expense	(10,720)	(9,844)	(52,678)	(42,566)
Other income (expense), net	(3,240)	102	(7,493)	364

Income (loss) from continuing operations before income taxes	1,898	16,568	(25,768)	12,209

Income tax benefit (provision)	1,139	(3,374)	(661)	(3,924)

Income (loss) from continuing operations	3,037	13,194	(26,429)	8,285

Loss from discontinued operations, net of income taxes	(7,943)	(2,941)	(35,819)	(1,148)

Net income (loss)	$(4,906)	$10,253	$(62,248)	$7,137

Basic and diluted income (loss) per share:
From continuing operations	$0.05	$0.18	$(0.43)	$0.12
From discontinued operations	(0.13)	(0.04)	(0.59)	(0.02)
	$(0.08)	$0.14	$(1.02)	$0.10
Weighted average shares outstanding:
Basic	60,963	72,926	60,894	70,128

Diluted	61,953	74,034	60,894	71,252

Operating income (loss) by segment:
Light building products	$10,661	$14,223	$25,553	$34,194
Heavy construction materials	16,864	19,423	40,254	43,519
Energy technology	(2,164)	(477)	(6,045)	(1,939)
Corporate	(9,503)	(6,859)	(25,359)	(21,363)
Total	$15,858	$26,310	$34,403	$54,411

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,
	2012	2013
Assets:
Current assets:
Cash and cash equivalents	$53,782	$75,316
Trade receivables, net	102,006	109,868
Inventories	31,588	37,383
Other	27,320	21,316
Total current assets	214,696	243,883

Property, plant and equipment, net	159,706	159,619
Intangible assets, net	143,911	139,797
Goodwill	116,671	137,198
Other assets	45,953	43,512

Total assets	$680,937	$724,009

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$17,477	$21,810
Accrued liabilities	123,691	119,211
Current portion of long-term debt	0	7,553
Total current liabilities	141,168	148,574

Long-term debt	500,539	449,420
Income taxes	22,079	24,637
Other long-term liabilities	20,280	16,968
Total liabilities	684,066	639,599

Stockholders’ equity:
Common stock - par value	61	73
Capital in excess of par value	640,047	720,828
Retained earnings (accumulated deficit)	(643,109)	(635,972)
Treasury stock	(128)	(519)
Total stockholders’ equity	(3,129)	84,410

Total liabilities and stockholders’ equity	$680,937	$724,009